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                                                                    Exhibit 21.1

The following is a list of the Company's current subsidiaries, all of which are wholly-owned:

Subsidiary Name                              Organized Under The Laws Of

Ezenia International, Inc.                   Massachusetts

The following are subsidiaries of Ezenia International, Inc. which is wholly-owned:

Subsidiary Name                              Organized Under The Laws Of

Ezenia Ltd.                                  United Kingdom

Ezenia Latin America, Inc.                   Massachusetts

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